Exhibit 10.3

DISTRIBUTION AGREEMENT

This is a Distribution Agreement (this “Agreement”) entered into on January 5, 2004, to be effective as of December 01, 2004 (the “Effective Date”) between McLane Foodservice, Inc. (“Distributor”) and NPC International, Inc., acting on behalf of itself and all of its affiliates listed on Annex C to this Agreement (“Buyer”).

RECITALS

A.            Distributor is in the business of purchasing food and other products for resale and distribution to retail outlets in Distributor’s distribution area, which is described in Annex A attached to this Agreement (the “Distribution Area”), and is an approved distributor of all proprietary and non-proprietary food, produce, supplies, packaging, smallwares, beverages, promotional items, and other items used or sold by operators of YUM! System (as defined below) restaurants (“Products”). “YUM! System” shall mean the system of restaurants and other outlets operated under the A&W, KFC, IJS, Pizza Hut, and Taco Bell concepts, and such other concepts as may be operated or franchised by YUM! Brands, Inc. and its affiliates (“YUM!”).

B.            The KFC, Pizza Hut and Taco Bell retail outlets operated by Buyer in the Distribution Area are listed on Annex B attached to this Agreement, which list may be modified from time to time during the term of this Agreement by a writing signed by Buyer and Distributor, all such retail outlets now or hereafter listed on Annex B being hereinafter referred to as the “Retail Outlets”.

C.            Buyer desires to designate, and Distributor desires that Buyer designate Distributor as Buyer’s distributor of Products for use or sale in the Retail Outlets.

D.            Unified Foodservice Purchasing Co-op, LLC (“UFPC”) has been organized to assure that operators of YUM! System restaurants receive the benefit of continuously available Products in adequate quantities at the best sustainable service and at the lowest possible sustainable delivered prices.

NOW, THEREFORE, Distributor and Buyer agree as follows:

1.             Purchase and Sale of Products.

(a)           Purchases. During the term of this Agreement, Buyer shall purchase from Distributor, and Distributor shall sell and deliver to Buyer, substantially all of the Products, excluding Produce and BNB Beverages as described on Annex C to this Agreement, used or sold in the Retail Outlets, in accordance with the terms and conditions set forth herein. Buyer may make incidental purchases of any Product in emergency situations and Buyer may purchase any Product from alternative suppliers during periods when Distributor is unable to supply any one or more of the Retail Outlets. Buyer shall purchase Products from Distributor from time to time pursuant to specific orders placed by Buyer or the Retail Outlets. If the terms of such orders or order documentation (including the terms of any purchase orders or order acknowledgements) conflict with this Agreement, the terms of this Agreement shall control.

(b)           Proprietary Products. Distributor has agreed with YUM! to sell or deliver Products proprietary to the YUM! System only to YUM! System retail outlets for use or sale in the retail outlets and not to any non-YUM! System retail food service facility or any other person or entity.

2.             Prices and Terms.

(a)           Distributor Mark-up. The price paid for all Products sold and delivered under this Agreement shall equal Distributor’s Landed Cost plus the mark-ups set forth on Annex C attached to this Agreement. Distributor’s Landed Cost shall fully incorporate any economies which result, or would have resulted from, purchases by Distributor in the best price discount brackets available to purchasers of truckloads and other large quantities (assuming the full truckload or other large quantity freight rate would have been applicable to such purchases under the circumstances) consistent with the Freight Management Rules attached as Annex E. Buyer acknowledges that any material change (for purposes of this Section 2(a), a material change is a change of ten percent (10%) or more) on an individual SKU basis to pack size, case weight or case cube for Products (the “Standards”) may have an adverse affect on the economics of this Agreement. As such, Buyer agrees to provide advance written notice of any material change in the Standards. If there is any material change to the Standards, Distributor may make reasonable appropriate equitable modifications to the case mark-ups described in Annex C as may be directly necessitated by such a change to the Standards.

(b)           Landed Cost. The term “Landed Cost” for Products means the applicable Supplier’s F.O.B. dock price plus (i) freight to Distributor’s applicable distribution center, less (ii) all weight and quantity discounts, promotional allowances, rebates and special discounts. Management of freight to Distributor’s applicable distribution center shall be determined by (i) mutual agreement of UFPC and Distributor or (ii) Distributor. UFPC will monitor the competitiveness of the inbound freight rates and service offered by Distributor. In the event UFPC identifies more favorable annual inbound freight lane rates with the same level of administrative and other service levels offered by Distributor, Distributor shall either (i) accept that offered rate or (ii) decline the offered rate and permit UFPC to manage freight to Distributor’s applicable distribution center for the term of the annual lane rate. Distributor shall be entitled to retain all discounts for early payments. Pricing of freight on a per case basis shall be determined in accordance with the Freight Management Rules attached as Annex E.

(c)           Inventory Policies. For purposes of determining Landed Cost, Distributor shall price its inventory of each Product at market value for each Product (the “Market Value”). Distributor agrees to sell each Product to Buyer at the Product’s Market Value whether that value is higher or lower than actual inventory value for the Product. Market Value for each type of Product will be determined in accordance with the following:

(i)            Period Priced Products. Period Priced Products are Products which are priced by UFPC for a four week period (the “Period”) which corresponds to one of the thirteen four week periods designated in the YUM! fiscal calendar. For a Period Priced Product, Market Value shall be determined on the Friday before the beginning of the applicable Period. Market Value shall be equal to the price for the Product set forth on the latest purchase order for the Product that (A) is expected to be received prior to the tenth day of the applicable Period, and (B) is for a volume of the Product that is reasonably representative of the typical order volume for the Product. For example, if on the Friday of the fourth week of a Period, the latest purchase order for a Product which is to be filled on the following Thursday (day five of the applicable Period) is at a rate of $22.00 per case, the Market Value for the entire applicable Period would be $22.00 per case regardless of current inventory value. In the event a Product is a new Product or otherwise has no order history from which Market Value may be determined hereunder, the Market Value of that Product will be the most recent price in UFPC’s Global Pricing System (“GPS”). UFPC shall provide to Distributor 28 days notice of all cost and primary supplier changes for Period Priced Products. If (A) UFPC does not provide the required notice of cost or primary supplier changes, (B) Products must be purchased from a secondary supplier, or (C) UFPC and Distributor agree in writing, Market Value for Period Priced Products will be determined under the provisions in Section 2(c)(v) of this Agreement until the beginning of a new Period.

(ii)           Weekly Priced Products. Weekly Priced Products are commodity-based Products which are priced by UFPC for a one week period (Sunday through Saturday) (the “Week”) and are listed on Annex F to this Agreement. When a new commodity-based Product is introduced, UFPC may designate the Product as a Weekly Priced Product. UFPC and Distributor shall review the pricing designation of Products once every twelve months. For a Weekly Priced Product, Market Value is defined on the Friday before the beginning of the applicable Week. Market Value shall be equal to the price for the Product set forth on the latest purchase order for the Product that (A) is to be filled on or prior to the last day (Saturday) of the applicable Week, and (B) is for a volume of the Product that is reasonably representative of the typical order volume for the Product. For example, if on the Friday of Week One the latest purchase order for a Product which is to be filled on the following Thursday of Week Two is at a rate of $22.00 per case, the Market Value for all of Week Two would be $22.00 per case regardless of current inventory value. In the event a Product is a new Product or otherwise has no order history from which Market Value may be determined hereunder, the Market Value of that Product will be the most recent price in GPS. UFPC shall provide to Distributor 72 hours notice of all cost and primary supplier changes for Weekly Priced Products. If (A) UFPC does not provide the required notice of cost or primary supplier changes, (B) Products must be purchased from a secondary supplier, or (C) UFPC and Distributor agree in writing, Market Value for Weekly Priced Products will be determined under the provisions in Section 2(c)(v) of this Agreement until the beginning of a new Week.

(iii)          Matrix Priced Products. Matrix Priced Products are Produce and primary Taco Bell beef Products which are priced by UFPC for one Week. Market Value for Matrix Priced Products shall be the Distributor’s purchase cost as determined by GPS on the Friday preceding the applicable Week. UFPC shall provide to Distributor all cost changes by 12:00 noon (Eastern) on the Friday prior to the applicable Week.

(iv)          Weighted Average Products. Weighted Average Products are Products that regularly require purchases from multiple suppliers and any other Products designated by UFPC and Distributor in writing. Market Value for Weighted Average Products shall be the weighted average of all inventory of a Product and open orders for a Product expected to be sold for the applicable Week (Sunday through Saturday). Notwithstanding the foregoing, Market Value for primary cheese Products used in Pizza Hut Retail Outlets shall be the weighted average of all open orders for a Product to be received between the Thursday preceding the applicable Week through the Wednesday of the applicable Week.

(v)           Other Priced Products. In the event (A) UFPC does not provide Distributor with the required notice of cost or primary supplier changes for Period or Weekly Priced Products (i.e. 28 days or 72 hours) or (B) Products must be purchased from a secondary supplier, then Market Value for such Products shall be the greater of, as applicable, (1) the cost of Products from the primary supplier or secondary supplier, or (2) the cost prior to or after the price change, in either case for the duration of the period for which Market Value is being determined (i.e. Period or Weekly).

Notwithstanding the foregoing, if Buyer participates in an electronic ordering system, Distributor shall update prices on the system on the first day of the applicable period. Distributor shall use its commercially reasonable best efforts to maintain for Buyer sufficient inventories of Products in each

Retail Outlet to satisfy each Retail Outlets’ reasonably expected requirements for Products consistent with Annex D. Distributor acknowledges that Product information will be provided through GPS and Distributor will have the ability to view such Product information through GPS External Access. Distributor further acknowledges that GPS is the data warehouse of all pricing and primary sourcing decisions made by UFPC. Buyer acknowledges that UFPC is responsible for the accuracy of GPS information. Distributor agrees to use GPS as the final authority to determine price and maintain supplier information.

(d)           Payment Terms. The standard terms for payment of invoices for Products purchased hereunder shall be net 30 days; provided, however, Distributor shall offer and apply the payment discounts for early payment as set forth in Annex C if Buyer is within credit terms. There will be no discount given to C.O.D. customers who are placed on C.O.D. terms by Distributor because of credit concerns. Distributor may, in accordance with a reasonable and uniformly applied credit policy, and in any event upon Buyer’s failure to pay an invoice when due, deal on a C.O.D. basis with Buyer; provided, however, that regardless of any delinquency in the account of Buyer, Distributor shall not for any reason refuse to sell Products on a C.O.D. basis to Buyer (i) for a period of 30 days without qualification; (ii) for a second period of 30 days upon Buyer’s payment to Distributor of an amount equal to at least 10% of the current amount of the delinquency in the account of Buyer; and (iii) for a third period of 30 days upon Buyer’s payment to Distributor of an amount equal to at least 10% of the current amount of the delinquency in the account of Buyer, it being understood and agreed that at the end of such third thirty (30) day period the total amount of the unpaid delinquency is due and payable. Any amounts not paid when due shall bear interest at the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum rate allowed by applicable law. Distributor shall be entitled to offset any or all amounts due Buyer against any amounts due and owing Distributor pursuant to this Agreement, including any accrued interest thereon. In the event Buyer fails to make payments for any Products delivered by Distributor at such time as payment is scheduled to be made as prescribed by this Section 2(d), Distributor shall have the immediate right to suspend performance of any or all of its obligations under this Agreement until such time as the prescribed payment is made.

(e)           Pickups. Buyer may refuse Products, which are shipped incorrectly, not ordered, or shipped outside the applicable YUM! published shelf life matrix or which are otherwise nonconforming, in each case, at the time of delivery. Distributor shall pick up any such refused Product at the time of delivery or in any event on the next scheduled delivery, except that produce Products, due to perishability, will not be picked up and will be presumed accepted at the time Buyer accepts the delivery in writing. For Key Drop Deliveries, as defined in Section 3(b), Buyer must notify Distributor by 11:00 a.m. the day the Product was delivered to be eligible for credit.

(f)            Service Level Requirements. Distributor agrees to maintain the service level requirements set forth in Annex D hereto.

(g)           Distributor Representations. Distributor represents and warrants to Buyer that the Products sold and delivered to Buyer under this Agreement shall be sold and delivered free and clear of any and all claims, liens, charges, security interests or other encumbrances of any kind whatsoever.

(h)           Competitive Mark-up Clause. Distributor acknowledges that Buyer is a preferred buyer of Distributor and is deserving of a distribution agreement which is at least as favorable, on balance, taking into account all relevant factors, including, without limitation, allowances, discounts, rebates, payment terms, Product mix, purchase volume, number of retail outlets, geographic area, and delivery windows and frequencies, as any distribution agreement that Distributor enters into during the term of this Agreement with similarly situated YUM! System retail outlet operators or any similarly situated retail outlet operators of any other quick service restaurant or casual dining system. Accordingly, if Distributor enters into a distribution agreement during the term of this Agreement with such a person or entity which is more favorable, on balance, taking into account all relevant factors, than this Agreement, Distributor shall disclose the substantive terms thereof to Buyer and offer such more favorable distribution agreement to Buyer in replacement of this Agreement.

3.             Orders and Deliveries.

(a)           Orders. Buyer shall place orders by telephone, by facsimile transmission or by electronic order systems (“EOS”) in a manner reasonably acceptable to Buyer and Distributor. If Distributor is currently providing a system which satisfies the current requirements of UFPC and YUM! described below, Distributor shall be entitled to continue to utilize that system; provided, however, that Distributor shall make modifications to such system to accept orders from another EOS so long as the data feed to Distributor is in substantially the same format as Distributor currently receives. If Distributor is not currently providing a system which satisfies the current requirements of UFPC and YUM! described below, Distributor shall use, facilitate the use of, and pay a reasonable EOS development fee and ongoing periodic expenses for any EOS specified by Buyer (i) so long as the EOS has been designated by either UFPC or YUM! as appropriate for use in the YUM! System and (ii) so long as the EOS and order placement process does not increase Distributor’s ongoing order placement expenses. The current requirements of an EOS referenced above are that such system must receive orders from Buyer, submit confirmed orders into Buyer’s inventory, and generate and store certain records and reports required under this Agreement and any Distributor Participation Agreement entered into between UFPC and Distributor. Buyer’s orders must be received by Distributor no later than 5:00 p.m. on the day which is two (2) days prior to the scheduled shipment date, provided however, that for Retail Outlets which are not within a 175 mile radius of Distributor’s servicing distribution center, Distributor may require that these orders be made no later than 5:00 p.m. on the day which is three (3) days prior to the scheduled shipment date. Buyer may place an add-on order through noon the day following the order due date. If Distributor does not receive a timely order from Buyer, Buyer agrees to accept delivery for such Retail Outlet of the same order it received for the same day of the previous week (excluding smallwares and cleaning supplies). Distributor will not make these automatic deliveries if Buyer notifies Distributor in writing that it does not want these automatic deliveries.

(b)           Deliveries.

(i)            Distributor shall deliver ordered Products to the proper Retail Outlets no less than two times per week or as otherwise mutually agreed in writing by Distributor and Buyer. Distributor shall establish and make known to Buyer a schedule for such deliveries. Distributor may deliver the ordered Products to the Retail Outlets at any time during which the Retail Outlet is open for business other than black-out periods (i.e. 11:30 a.m. – 1:30 p.m. and 5:30 p.m. to 7:00 p.m. for Taco Bell Retail Outlets; 11:30 a.m. – 1:30 p.m. and 5:30 p.m. to 7:00 p.m. Monday through Saturday, and 11:00 a.m. to 1:00 p.m. and 4:00 p.m. to 7:00 p.m. Sunday for KFC Retail Outlets and for Retail Outlets which include KFC among two or more brands; 11:30 a.m. – 1:30 p.m. Monday through Friday and 4:00 p.m. to 7:30 p.m. Friday and Saturday for Pizza Hut Retail Outlets or such other black out periods which are agreed upon in writing by Distributor and Buyer (“Black Out Periods”)). Distributor must complete a delivery prior to the beginning of a Black Out Period in order for the delivery to be an On-Time Delivery as determined in accordance with Annex D hereto. Distributor agrees to start each delivery within one hour (before or after) of the scheduled delivery time. For example: (i) if the scheduled delivery time is 9:00 a.m. and Distributor’s driver starts the delivery between 8:00 a.m. and 10:00 a.m., the delivery will be an On-Time Delivery but (ii) if the scheduled delivery time is 11:00 a.m. and Distributor’s driver starts the delivery at 11:00 a.m. but does not complete the delivery by 11:30 a.m., the delivery will not be an On-Time Delivery. Distributor will notify Buyer of the scheduled delivery time at each Retail Outlet no later than one day preceding the date of delivery. Distributor will also communicate holiday schedules and route revisions to Buyer at least seven days in advance. If any delivery cannot be started within the two hour period described above (one hour before and one hour after the scheduled delivery time), Distributor will notify Buyer in advance; provided, however, Distributor shall complete the delivery on the same day. Distributor may make deliveries to Buyer from any of Distributor’s YUM! approved distribution centers; provided, however, that prior to changing a distribution center from which deliveries are made to Buyer, Distributor shall obtain Buyer’s written consent to such change, which consent shall not be unreasonably withheld. Distributor acknowledges that it is reasonable for Buyer to withhold its consent to a change in a distribution center from which deliveries are made to Buyer if the change would adversely effect price or service.

(ii)           Distributor may deliver Products when the Retail Outlet is closed (a “Key Drop Delivery”) only with the prior written approval of an officer of Buyer (or other appropriate level employee of the Retail Outlet as designated by Buyer), which approval shall not be unreasonably withheld. If Distributor’s driver sets off an alarm at a Key Drop Delivery (other than because Buyer did not provide the correct alarm code) and there are charges incurred by Buyer as a result of such alarm, Distributor will reimburse Buyer for such charges.

(iii)          Distributor shall consider Buyer requested modifications to scheduled delivery days and times so as to lessen the interruption to the operation of the Retail Outlet as is practical under the circumstances, considering that certain Retail Outlets may have special considerations and the Distributor needs to maintain its operating efficiencies. Distributor shall make all deliveries to such location on each Retail Outlet premises as Buyer shall reasonably direct; provided, however, that drivers shall not be required to rotate Products or place Products in specific shelving and Buyer shall ensure that such location is easily accessible and that the manager of such Retail Outlet is available so that Distributor can complete its deliveries in an efficient and timely manner. Products shall be deemed delivered when actually placed in the appropriate storage areas of the Retail Outlet by drivers, as reasonably directed by Buyer and subject to the preceding sentence.

(iv)          If ordered Products are not delivered by Distributor on the scheduled delivery date (including Key Drop Deliveries), or are delivered damaged or not meeting the required specification, Distributor will make a special delivery to redeliver the Products as quickly as possible. In addition, Distributor shall take back all Products that are damaged or out of specification at the time of delivery and credit Buyer for the amount charged by Distributor for that Product. The delivery of Products to the Retail Outlets shall not be made by any person other than Distributor-owned or controlled carriage unless expressly authorized by Buyer. Distributor shall use its best efforts promptly to satisfy any emergency needs of Buyer for Products. If the emergency results from a shortage in Distributor’s delivery, there shall be no charge to Buyer for special delivery. Distributor shall not impose on Buyer any minimum dollar order amount per delivery for regularly scheduled deliveries.

4.             Sale of Promotional / Premium / Test Items / Additional Concept Items. Distributor shall make available special Products that are used or sold by Buyer for a limited duration (“limited time only Products”), as required by YUM! or Buyer marketing promotions or concept tests. Distributor may solicit signed commitments from Buyer for the quantity of each limited time only Product for each Retail Outlet, and Buyer shall be obligated to purchase from Distributor all Products specified in such commitment on or before thirty (30) days after the end of the limited time offer. Distributor shall make available limited time only Products and maintain inventory as indicated by the commitment volume. In addition, Distributor shall cooperate with Buyer to make available on a mutually agreeable basis Products that are used or sold by Buyer in connection with any test or additional concepts (such as Pasta Bravo or Wingstreet) conducted or included by Buyer at the same location as any Retail Outlet.

5.             YUM! Specifications. Distributor acknowledges that YUM! has established standards and specifications for Products to be supplied by Distributor to Buyer under this Agreement, which standards and specifications may be modified by YUM! from time to time during the term of this Agreement. Distributor shall not sell or deliver any Products under this Agreement unless the Products meet applicable YUM! standards and specifications and the Products have been supplied by a YUM!-approved supplier. Distributor represents to Buyer that Distributor has been approved by YUM! to sell Products to Buyer. Distributor shall maintain its approved status during the term of this Agreement under the terms of any Approved Distributor Agreement or other agreements entered into between Distributor and YUM!.

6.             Purchases through UFPC. Distributor has entered into a Distributor Participation Agreement between Distributor and UFPC. Buyer hereby directs Distributor to purchase all Products to be sold to Buyer, and Distributor agrees to purchase all such Products, on terms and conditions negotiated by UFPC (including the terms of UFPC’s Supplier Business Relationship Agreements with YUM!-approved suppliers) or such other purchasing manager or cooperative designated by Buyer; provided, however, that Distributor may purchase Products from other YUM!-approved sources if the particular Product ordered by Buyer is not available through UFPC arrangement.

7.             Reports, Inspections and Coordination

(a)           Reports. Distributor shall provide reports and/or data requirements to Buyer or its designated representative setting forth an accurate list of Distributor’s Landed Cost for all Products together with the related mark-up and price extensions and a detailed report on the volume of Products sold by Distributor in sufficient detail to allow Buyer or its representative to monitor with reasonable ease and accuracy Distributor’s compliance with the price terms of this Agreement. Distributor shall report On-Time Delivery, Perfect Order and Sales Compliance performance to Buyer or its designated representative in accordance with Annex E. Distributor will provide Buyer or its designated representative with the information set forth in Annex D hereto. Distributor shall also provide Buyer or its designated representative a monthly report that lists all Products purchased from suppliers other than UFPC and Distributor’s reasons for the use of an alternate supplier. It is understood and agreed that Distributor shall not be required to furnish any information or report more than once.

(b)           Coordination. Distributor shall make a representative reasonably accessible to Buyer or its designated representative to discuss the course of dealing between Distributor and Buyer under this Agreement.

(c)           Inspections and Record Retention. Distributor shall afford Buyer or its designated representative reasonable access during normal business hours upon reasonable prior notice to all premises utilized in Distributor’s activity hereunder. Buyer or its designated representative shall have the right to take reasonable samples of Products, and shall reimburse Distributor for such samples in an amount equal to Distributor’s Landed Cost plus the applicable mark-up. Distributor shall keep accurate records covering all transactions within the scope of this Agreement and Buyer or its designated representative shall have the right during normal business hours to examine any records or other documents and materials in Distributor’s possession or under its control regarding the subject matter and terms of this Agreement. Distributor agrees to make available inventory records of Product items at each cost level, providing evidence of Distributor’s Landed Cost for inventory sold to Buyer and dates and price changes predicated on inventory depletions. If an audit conducted by Buyer or its designated representative presents evidence indicating that Distributor overcharged Buyer as a result of Distributor’s failure reasonably to follow pricing through GPS as set forth in Section 2(c) or otherwise, then Distributor shall promptly reimburse Buyer for such overcharges. Distributor shall retain records relating to this Agreement in accordance with Distributor’s normal and customary record retention procedures.

(d)           Audit Procedures. Distributor shall permit and facilitate audits of Distributor’s performance under this Agreement as may be arranged by Buyer or its designated representative, including without limitation an audit by UFPC of the Products purchased on UFPC-negotiated terms and conditions from Distributor.

(e)           Designation of UFPC as Representative. Buyer hereby designates UFPC as its designated representative to receive reports and act on its behalf with respect to all matters set forth in this Section 7 until such time as Buyer shall give written notice to Distributor of its designation of another representative or of its intent to act on its own behalf with respect to any or all of the matters set forth in this Section 7, or UFPC provides written notice to Distributor of its withdrawal as representative hereunder. Buyer hereby authorizes Distributor to rely on all acts and requests of UFPC on its behalf, including requests by UFPC to modify the reporting requirements of this Section 7. Notwithstanding this designation, Buyer shall be entitled to participate in any meetings or other matters contemplated by this Section 7 and shall coordinate any such participation with UFPC.

8.             Term and Termination

(a)           Term. The term of this Agreement shall commence on the Effective Date and shall end six (6) years thereafter unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall automatically renew for one successive one-year term unless either party provides the other party written notice of non-renewal of this Agreement at least 90 days prior to the termination of the then current term.

(b)           Termination. Buyer may terminate this Agreement with respect to a particular distribution center of Distributor upon written notice of the termination to Distributor if, with respect to such distribution center, (1) except as qualified by clause (2) below, Distributor fails to cure any breach of this Agreement or any Distributor Participation Agreement or other agreement entered into between UFPC and Distributor within 30 days after receipt by Distributor of written notice of the breach from Buyer; (2) Distributor fails to meet the same service requirement set forth on Annex D hereto (i) in any three 30 day reporting periods that occur within any twelve month period or (ii) in two consecutive 30 day reporting periods; (3) any of Distributor’s property, or any part thereof, shall be attached or Distributor shall suffer the filing of any like process against it, in either event which is not discharged within 30 days and which is substantial in relation to Distributor’s assets; (4) Distributor shall have filed, or had filed against it, a petition of bankruptcy or a similar petition under any bankruptcy law or under any other law for the relief of debtors; (5) Distributor suspends the performance of any material obligation under this Agreement pursuant to Section 9 hereof for a period in excess of thirty (30) days; (6) Distributor ceases to be approved by YUM! to sell Products to Buyer; or (7) any Approved

Distributor Agreement entered into between Distributor and YUM! or any Distributor Participation Agreement entered into between UFPC and Distributor is terminated. Distributor will not increase the price paid by Buyer for Products sold and delivered under this Agreement in connection with a termination of this Agreement under this Section 8(b) or in connection with the application of the provisions of Section 12(m) that results in Buyer’s failure to satisfy any loyalty, exclusivity, volume, or other similar factors considered by Distributor or the applicable supplier in determining the price paid by Buyer for Products.

Subject to Section 2(d) regarding C.O.D. payment terms, Distributor may terminate this Agreement upon written notice of the termination to Buyer if (1) Buyer fails to cure any breach of this Agreement within 30 days after receipt by Buyer of written notice of the breach from Distributor; (2) any of Buyer’s property, or any part thereof, shall be attached or Buyer shall suffer the filing of any like process against it, in either event which is not discharged within 30 days and which is substantial in relation to Buyer’s assets; or (3) Buyer shall have filed, or had filed against it, a petition of bankruptcy or a similar petition under any bankruptcy law or under any other law for the relief of debtors.

Upon termination of this Agreement for any reason, Distributor shall fulfill and deliver any order for Products placed by Buyer prior to the effectiveness of a termination of this Agreement, and Buyer shall pay Distributor for all Products delivered, unless otherwise mutually agreed in a writing signed by both parties. Distributor shall use its reasonable efforts to facilitate the transition of the services provided under this Agreement to Buyer to a successor distributor of the Products, provided such successor distributor purchases from Distributor all limited time only, promotional or other specialty Products that (i) at the time of termination meet applicable YUM! standards and specifications for such Products, including shelf-life standards, and (ii) were previously purchased by Distributor specifically for Buyer or at Buyer’s request.

9.             Force Majeure. If Distributor or Buyer is prevented from performing its obligations hereunder by an occurrence beyond its reasonable control, such as, but not limited to, acts of God, fire, flood, war, terrorism, insurrection, riot, plant breakdown, accidents, embargo, explosions, product shortages, governmental action, or order of decree, then Distributor or Buyer, as the case may be, shall be excused from performance under this Agreement for so long as such occurrences continue, to the extent that such party’s ability to perform its obligations hereunder is thereby impaired; provided, however, under no circumstances will an increase in Distributor fuel costs be deemed a force majeure event. In such event, the party who intends to suspend its obligations pursuant to this Section shall notify the other party and shall keep the other party fully informed as to the status of and the expected duration of the suspension. In the event Distributor is unable to perform its obligations under this Agreement, Distributor will cooperate fully with Buyer in allowing Buyer to arrange for shipments of Products through another distributor designated by Buyer.

10.           Indemnity and Liability.

(a)           Distributor Indemnity. Distributor shall indemnify Buyer, its successors and assigns, and its officers, directors, and employees, and shall hold them harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys’ fees and expenses) to the extent attributable to (i) Distributor’s negligent acts or omissions in distributing Products to Buyer under this Agreement; (ii) the breach of any of the representations, warranties or agreements made by Distributor in this Agreement (including, without limitation, damages caused by any violations of law by Distributor); or (iii) Distributor’s negligent acts or omissions in the warehousing, delivery, storage, handling or transporting of any Products while under the care, custody or control of Distributor. During the term of this Agreement, Distributor shall maintain commercial general liability insurance, including, but not limited to, public liability, completed operations and product liability coverage, as required by YUM! from time to time. Distributor shall provide Buyer or its designated representative with such proof of insurance as Buyer or its designated representative may reasonably request.

(b)           Buyer Indemnity. Buyer shall indemnify Distributor, its successors and assigns, and its officers, directors, and employees, and shall hold them harmless from and against any and all loss, liability, claims, demands or suits (including, without limitation, reasonable attorneys’ fees and expenses) to the extent attributable to (i) Buyer’s negligent acts or omissions in operating the Retail Outlets; (ii) the breach of any of the representations, warranties or agreements made by Buyer in this Agreement (including, without limitation, damages caused by any violations of law by Buyer); or (iii) Buyer’s negligent acts or omissions in the storage, handling or sale of any Products while under the care, custody or control of Buyer.

(c)           Limitation of Liability. NEITHER DISTRIBUTOR NOR BUYER SHALL BE LIABLE TO THE OTHER FOR EXEMPLARY OR PUNITIVE DAMAGES.

11.           Confidentiality. The parties acknowledge that as a result of the matters provided for in this Agreement, trade secrets and information of a proprietary or confidential nature relating to the business of the parties and their affiliates may be disclosed to and/or developed by the parties including, without limitation, information about trade secrets, agreements, Products, services, goods and equipment, licenses, costs, sales and pricing information, and any other information that may not be known generally or publicly (collectively “Confidential Information”). The parties acknowledge that such Confidential Information is generally not known in the trade and is of considerable importance to the parties and their affiliates. Each party expressly agrees that during the term of this Agreement and thereafter it will hold in confidence and not disclose and not make use of any such Confidential Information, except (i) as required pursuant to this Agreement, (ii) for disclosure to its directors, officers, employees, attorneys, advisors or agents who need to review the Confidential Information in connection with the conduct of its business (it being understood that such directors, officers, employees, advisors and agents will be informed of the confidential nature of such information), (iii) in the course of any litigation or court proceeding involving Distributor and Buyer concerning this Agreement, (iv) with another duly licensed YUM! System franchisee, or group or association of YUM! System franchisees, or with UFPC, and (v) for disclosure of information that (a) was or becomes generally available to the public other than as a result of a disclosure by its directors, officers, employees, advisors or agents in breach of this provision, (b) was available to it on a non-confidential basis prior to disclosure to it pursuant hereto, (c) is obtained by it on a non-confidential basis from a source other than such persons or their agents, which source is not prohibited from transmitting the information by a confidentiality agreement or other legal or fiduciary obligation, or (d) has been authorized by the other party to be disseminated to persons on a non-confidential basis.

12.           Miscellaneous

(a)           Compliance with Law. During the term of this Agreement, Distributor and Buyer shall comply with all federal, state and local laws, statutes, regulations, and ordinances affecting or relating to its respective activities under this Agreement.

(b)           Assignability. This Agreement and any rights or obligations granted herein shall not be assigned, sublicensed, delegated or otherwise transferred by either party, by operation of law or otherwise, without the prior written consent of the other party. Neither party shall be under any obligation to consent to any proposed assignment. Notwithstanding the foregoing, if Buyer sells or transfers all of the Retail Outlets to a new operator which is financially stable and is able to satisfy Distributor’s generally applicable credit policies, Buyer may assign this Agreement and any rights or obligations granted herein to such new operator.

(c)           Entire Agreement/Severability. This Agreement and the Annexes attached hereto constitute the entire understanding and agreement between Distributor and Buyer and supersede all prior and contemporaneous understandings and agreements, whether oral or written, respecting this Agreement’s subject matter. This Agreement may not be amended, modified or supplemented except by a writing signed by both parties to this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)           Relationship of the Parties. This Agreement is not intended to create, and shall not create a partnership relationship between Distributor and Buyer or its designated representative.

(e)           Notice. Unless specifically provided otherwise in this Agreement, all notices and other communications (other than Product orders) required under this Agreement must be in writing and shall be sufficiently given if delivered in person, by electronic mail, by telecopy, by facsimile transmission or by certified or other receipted mail as follows, and shall be deemed given upon receipt:

If to Distributor:	President
McLane Foodservice, Inc.
2085 Midway Road
Carrollton, Texas 75006
Facsimile: (972) 364-2028

In each case
with a copy to:	General Counsel
McLane Company, Inc.
4747 McLane Parkway
Temple, Texas 76504
Facsimile: (254) 771-7515

If to Buyer:

In each case
with a copy to:	Vice President Distribution
Unified Foodservice Purchasing Co-op, LLC
950 Breckinridge Lane
Louisville, Kentucky 40232

Either party may by notice to the other change the addressee and address for notices.

(f)            Non-Waiver. No failure to exercise, delay in exercising, or course of dealing, by or between Distributor or Buyer of any right, power, or privilege granted hereunder, shall operate as a waiver of such right, power, or privilege for future occurrences. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(g)           Benefit. This Agreement shall bind and benefit Buyer and its respective successors and assigns.

(h)           Counterpart. This Agreement may be executed in counterparts. Each of such counterparts shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(i)            Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the state of Kentucky.

(j)            Captions. The captions used herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or the intent of any section or paragraph hereof.

(k)           Credit Policies. Upon request, Distributor will provide Buyer a copy of Distributor’s generally applicable credit policies as those policies are in effect from time to time. Buyer shall from time to time provide Distributor with such financial information concerning Buyer as Distributor may appropriately request under its credit policies to confirm that Buyer has the financial stability to perform its obligations under this Agreement.

(l)            Critical Vendor. Buyer shall take all steps necessary or required (including, without limitation, including Distributor in first day notices and motions) to have Distributor designated as a “critical vendor” entitled to payment in full for all prepetition deliveries of Products in any bankruptcy proceedings in which Buyer or any of its affiliates is the debtor.

(m)          Material Change in Products. Should Buyer decide to add or modify Products in a manner which fundamentally alters the storage and/or delivery requirements outside of the current methods, Distributor shall propose to Buyer alternative storage and/or delivery methods on terms, prices and rates which Distributor considers reasonable and competitive under the circumstances and are acceptable to Distributor. If Distributor’s proposal to provide alternative storage and/or delivery methods is not reasonably acceptable to Buyer, Buyer may, after requesting written bid(s) for storage and delivery methods that meet its requirements, enter into an agreement for the distribution of the applicable Product with any person(s) providing such a bid(s); provided that Distributor shall have the right of first refusal with respect to the terms of any such bid(s) for a period of 30 business days after its receipt of the terms of such bid(s).

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth above but actually on the dates indicated below.

[BUYER]

By	/s/ Troy D. Cook

Name:	Troy D. Cook

Title:	SR VP & CFO

Date:	1/5/04

McLANE FOODSERVICE INC.

By	/s/ Gary Bittner

Name:	Gary Bittner

Title:	SR VP Sales & Marketing

Date:	1/13/04